UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NRG Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1724239
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

211 Carnegie Center Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

NRG 2010 Stock Plan for GenOn Employees

GenOn Energy, Inc. 2002 Long-Term Incentive Plan

GenOn Energy, Inc. 2002 Stock Plan

Mirant Corporation 2005 Omnibus Incentive Compensation Plan

(Full title of the plan)

Brian E. Curci, Esq.

Corporate Secretary and Assistant General Counsel

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

(609) 524-4500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communication sent to agent for service, should be sent to:

Thomas W. Christopher, Esq.
Gerald T. Nowak, P.C., Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.01 per share	5,558,390 shares	$22.63	(2)	$125,786,365.70	(2)	$17,157.26	(3)

(1)  This Registration Statement covers the issuance of an aggregate of 5,558,390 shares of common stock, par value $0.01 per share (“Common Stock”) of NRG Energy, Inc. (the “Registrant”), comprised of (a) 2,126,892 available and unissued shares of Common Stock under the NRG 2010 Stock Plan for GenOn Employees (formerly the GenOn Energy, Inc. 2010 Omnibus Incentive Plan), (b) 2,377,741 shares of Common Stock issuable in respect of outstanding awards under the NRG 2010 Stock Plan for GenOn Employees (formerly the GenOn Energy, Inc. 2010 Omnibus Incentive Plan), (c) 143,442 shares of Common Stock issuable in respect of outstanding stock options under the GenOn Energy, Inc. 2002 Long-Term Incentive Plan, (d) 9,720 shares of Common Stock issuable in respect of outstanding stock options under the GenOn Energy, Inc. 2002 Stock Plan, and (e) 899,315 shares of Common Stock issuable in respect of outstanding awards stock options and 1,280 shares of Common Stock issuable in respect of outstanding time-based restricted stock units under the Mirant Corporation 2005 Omnibus Incentive Compensation Plan.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock to be registered hereunder includes such indeterminate number of additional shares of Common Stock that may become issuable in accordance with any adjustment and anti-dilution provisions of the applicable plan.

(2)  Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Common Stock on December 13, 2012, as reported on the New York Stock Exchange.

(3)  Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $10,021.61 previously paid in connection with the registration on Form S-4 (File No. 333-183334) filed with the Securities and Exchange Commission(the “SEC”) on August 15, 2012, as amended on September 18, 2012 and October 5, 2012, of 3,944,380 shares of Common Stock that remained unsold under such registration statement.

EXPLANATORY STATEMENT

On December 14, 2012, pursuant to an Agreement and Plan of Merger, dated as of July 20, 2012 (the “Merger Agreement”), NRG Energy, Inc. (“NRG” or the “Registrant”) completed the merger of Plus Merger Corporation, a wholly-owned subsidiary of NRG, with and into GenOn Energy, Inc. (“GenOn”), with GenOn continuing as the surviving entity in the merger and a wholly-owned subsidiary of the Registrant (the “Merger”).  As a result of the Merger, each outstanding share of common stock of GenOn (other than shares owned by NRG, GenOn or their respective subsidiaries) was converted into the right to receive 0.1216 fully paid and nonassessable shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant (the “Exchange Ratio”), except that cash will be paid in lieu of fractional shares of Common Stock.  Pursuant to the Merger Agreement, at the effective time of the Merger:

(i) each outstanding GenOn stock option that was granted under the NRG 2010 Stock Plan for GenOn Employees (formerly the GenOn Energy, Inc. 2010 Omnibus Incentive Plan), the GenOn Energy, Inc. 2002 Long-Term Incentive Plan, the GenOn Energy, Inc. 2002 Stock Plan and the Mirant Corporation 2005 Omnibus Incentive Compensation Plan (collectively, the “GenOn Plans”) before 2012 vested in full (to the extent not already vested) and was converted into an option to purchase Common Stock (with the number of shares and per share exercise price appropriately adjusted based on the Exchange Ratio), on the terms and conditions otherwise applicable to those options prior to the Merger;

(ii) each outstanding GenOn stock option that was granted under the GenOn Plans during 2012 was converted into an option to purchase Common Stock (with the number of shares and per share exercise price appropriately adjusted based on the Exchange Ratio), on the terms and conditions (including vesting schedules and conditions) otherwise applicable to those options prior to the Merger;

(iii) each outstanding restricted stock unit that was granted under the GenOn Plans before 2012 has vested in full (to the extent not already vested) and was exchanged for shares of Common Stock in the Merger based on the Exchange Ratio; and

(iv) each outstanding restricted stock unit that was granted under the GenOn Plans in 2012, to the extent it remained unvested immediately prior to the Merger, was converted into unvested restricted stock units of the Registrant (with the number of shares subject to such restricted stock unit appropriately adjusted based on the Exchange Ratio and the performance targets equitably adjusted pursuant to the Merger Agreement), on the terms and conditions otherwise applicable to those restricted stock units.

In addition, in connection with the consummation of the Merger, the name of the GenOn Energy, Inc. 2010 Omnibus Incentive Plan was changed to NRG 2010 Stock Plan for GenOn Employees.

This Registration Statement is filed by the Registrant for the purpose of registering 5,558,390 shares of Common Stock issuable (i) pursuant to outstanding awards granted under the GenOn Plans that have been assumed by the Registrant in connection with the consummation of the Merger, and (ii) awards to be granted under the GenOn Plans following the Merger.

PART I

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and “Note” to Part I of Form S-8.

PART II

Item 3.                                                         Incorporation of Documents by Reference.

The documents listed in clauses 1 through 4 below are incorporated herein by reference thereto, and all documents subsequently filed (other than respective filings or portions of filings that are furnished, under applicable Securities and Exchange Commission (“SEC”) rules, rather than filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

1.              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 28, 2012;

2.              The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 3, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 8, 2012 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 2, 2012.

3.              The Registrant’s Current Reports on Form 8-K, filed on Feburary 28, 2012, March 6, 2012, April 6, 2012, April 27, 2012, May 3, 2012, May 11, 2012, July 23, 2012, August 8, 2012, September 11, 2012, September 21, 2012, September 24, 2012, October 12, 2012, October 25, 2012, November 2, 2012 and November 9, 2012; and

4.              The description of the Registrant’s common stock contained in the Registrant’s joint proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 5, 2012, relating to the registration statement on Form S-4, as amended.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this document, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).  Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.  Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

NRG Energy, Inc. Amended and Restated Certificate of Incorporation and By-laws

The Amended and Restated Certificate of Incorporation of the Registrant provides, to the fullest extent permitted by Delaware law and except as otherwise provided in its by-laws, no director of the Registrant shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty.  Furthermore, the Second Amended and Restated By-laws of the Registrant provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or a wholly owned subsidiary of the Registrant or, while a director or officer of the Registrant or a wholly owned subsidiary of the Registrant, is or was serving at the request of the Registrant or a wholly owned subsidiary of the Registrant as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan (an “indemnitee”), shall be indemnified and held harmless by the Registrant to the fullest extent authorized by Delaware Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, partner, member, manager, trustee, fiduciary or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  This right of indemnification includes the Registrant’s obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

The Second Amended and Restated By-laws of the Registrant also permits the Registrant to purchase and maintain insurance on its own behalf and on behalf of any other person who is or was a director, officer, employee or agent of the Registrant or a subsidiary of the Registrant or was serving at request of the Registrant or a subsidiary of the Registrant.

Item 7.                                                         Exemption From Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

The following is a list of exhibits filed as part of the registration statement:

Exhibit Number	Description
4.1*	Amended and Restated Certificate of Incorporation of NRG Energy, Inc., dated May 1, 2012

4.2*	Certificate of Amendment to NRG Energy, Inc.’s Amended and Restated Certificate of Incorporation, dated December 14, 2012

4.3*	Second Amended and Restated By-laws of NRG Energy, Inc., effective as of December 14, 2012

5.1*	Opinion of Kirkland & Ellis LLP regarding legality of securities being registered

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for NRG Energy, Inc.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included as part of the signature page hereto)

*                                         Filed herewith.

Item 9.                                                         Undertakings.

(a) Rule 415 Offering.  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Subsequent Exchange Act Documents.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on this 14th day of December, 2012.

NRG ENERGY, INC.

By:	/s/ David W. Crane
	Name:	David W. Crane
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Crane and Brian Curci, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

*                                         *                                         *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David W. Crane	President & Chief Executive Officer, Director	December 14, 2012
David W. Crane	(Principal Executive Officer)

/s/ Kirkland B. Andrews	Executive Vice President and Chief Financial Officer	December 14, 2012
Kirkland B. Andrews	(Principal Financial and Accounting Officer)

E. Spencer Abraham	Director

Kirbyjon H. Caldwell	Director

John F. Chlebowski Jr.	Director

/s/ Lawrence S. Coben		December 14, 2012
Lawrence S. Coben	Director

/s/ Howard E. Cosgrove		December 14, 2012
Howard E. Cosgrove	Director

Terry G. Dallas	Director

/s/ William E. Hantke		December 12, 2012
William E. Hantke	Director

/s/ Paul W. Hobby		December 11, 2012
Paul W. Hobby	Director

/s/ Gerald Luterman		December 9, 2012
Gerald Luterman	Director

/s/ Kathleen A. McGinty		December 14, 2012
Kathleen A. McGinty	Director

Edward R. Muller	Director

/s/ Anne C. Schaumburg		December 14, 2012
Anne C. Schaumburg	Director

Evan J. Silverstein	Director

/s/ Thomas H. Wediemeye		December 14, 2012
Thomas H. Weidemeyer	Director

/s/ Walter R. Young		December 14, 2012
Walter R. Young	Director

Exhibit Number	Description
4.1*	Amended and Restated Certificate of Incorporation of NRG Energy, Inc., dated May 1, 2012.

4.2*	Certificate of Amendment to NRG Energy, Inc.’s Amended and Restated Certificate of Incorporation, dated December 14, 2012

4.3*	Second Amended and Restated By-laws of NRG Energy, Inc., effective as of December 14, 2012

5.1*	Opinion of Kirkland & Ellis LLP regarding legality of securities being registered

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for NRG Energy, Inc.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included as part of the signature page hereto)

*                                         Filed herewith.